Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2007, in the Registration Statement (Form F-4) of Global Crossing (UK) Finance Plc and Global Crossing (UK) Telecommunications Limited for the registration of £52,000,000 of 11.75% Senior Secured Notes due 2014 of Global Crossing (UK) Finance Plc.

/s/ ERNST & YOUNG LLP
London, England

July 23, 2007